REAL ESTATE PURCHASE AGREEMENT

                                BASIC INFORMATION

Seller:                     Hospira, Inc., a Delaware corporation

Buyer: ICU Medical, Inc., a Delaware corporation (subject to assignment in accordance with Section 6 hereof)

Effective Date:             February 25, 2005

Street Address of Property: 4455 South Atherton Drive, Salt Lake City,
                            Utah 84123

Purchase Price:             See Sections 2.3 and 2.8 of the Asset Purchase
                            Agreement (as defined below) and Schedule 2.8 to the Asset Purchase Agreement

Title Company               First American Title Insurance Company
                            30 N. LaSalle Street, Suite 310
                            Chicago, Illinois 60602


      The foregoing information (the "Basic Information") is incorporated into and made a part of this Agreement. Each reference in this Agreement to any of the Basic Information shall mean the respective information set forth above. Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Asset Purchase Agreement dated of even date herewith by and between Seller and Buyer (the "Asset Purchase Agreement").


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                         REAL ESTATE PURCHASE AGREEMENT

      This Real Estate Purchase Agreement (the "Agreement") is entered into by and between the Buyer specified in the Basic Information and the Seller specified in the Basic Information as of the Effective Date specified in the Basic Information.

1. Agreement of Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, at the purchase price referred to below, on the terms and conditions set forth herein, that certain real property located at the address specified in the Basic Information, as more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with all buildings, fixtures and improvements located on such real property and all rights, easements and privileges appurtenant to such real property (collectively, the "Real Property"). The "Real Property" shall not include any personal property. The purchase price for the Real Property and the other assets purchased by Buyer from Seller pursuant to the Asset Purchase Agreement is specified in Section 2.3 of the Asset Purchase Agreement and the tax allocation for the sale of the Real Property and such other assets is set forth on Schedule
2.8 to the Asset Purchase Agreement.

2. Deed. At the Closing (as defined below) Seller shall deliver a recordable special warranty deed in the form attached hereto as Exhibit B (the "Deed").

3. Survey and Title.

      (a) Buyer has received a copy of the plat of survey of the Real Property, dated as of April 16, 2004, prepared by Bush & Gudgell, Inc., referred to as Job No. 46886 (the "Survey").

      (b) Buyer has received a title commitment for an owner's title insurance policy, a copy of which is attached hereto as Exhibit C (the "Title Commitment"), issued by the Title Company specified in the Basic Information covering title to the Real Property, together with copies of all recorded documents referenced therein.

4. Closing.

      (a) Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on the Closing Date in accordance with
Section 3.1 of the Asset Purchase Agreement.

      (b) Simultaneous Closing. The parties agree that the Closing and the closing of the transactions contemplated by the Asset Purchase Agreement shall occur simultaneously on the Closing Date.

      (c) Seller's Requirements at Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

            (i) The Deed for the Real Property in duly recordable form for filing in the office of the County Recorder of the County in which the Real Property is located.

            (ii) To the extent required by the Title Company, an appropriate resolution, certified by an officer of Seller, confirming its authority to enter into the transaction contemplated hereby, together with certified copies of its organizational documents, and good standing certificates from its state of organization and the state in which the Real Property is located.

            (iii) Non-foreign affidavit dated as of the Closing Date in the form of Exhibit D attached hereto.

            (iv) Owner's policy of title insurance issued by the Title Company, naming Buyer or its permitted assignee as the insured, in the amount set forth on Exhibit G, providing extended coverage, subject only to Permitted Encumbrances, the items shown in the Title Commitment, all matters disclosed by the Survey, and all such other matters as do not materially interfere with the operation of the Real Property as historically operated by Seller (the "Title Policy").


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            (v) An executed counterpart to a closing statement prepared by the
            Title Company (the "Closing Statement").

            (vi) Any other documents reasonably required hereunder by Buyer or the Title Company to effectuate the provisions of this Agreement.

      (d) Buyer's Requirements at Closing. At the Closing, Buyer shall deliver to Seller the following:

            (i) All funds, which shall be immediately available, required to be delivered at the Closing pursuant to the terms of the Asset Purchase Agreement to satisfy Buyer's obligation to pay the Purchase Price.

            (ii) To the extent required by the Title Company, an appropriate resolution or consent, certified by an officer, member or other appropriate representative of Buyer, confirming its authority to enter into the transaction contemplated hereby, together with certified copies of Buyer's applicable organizational documents, and good standing certificates from its state of organization and the state in which the Real Property is located.

            (iii) An executed counterpart to the Closing Statement.

            (iv) Any other documents reasonably required hereunder by Seller or the Title Company to effectuate the provisions of this Agreement.

      (e) Conditions to Closing.

            (i) The obligation of Buyer to acquire the Real Property on the Closing Date shall be subject to the satisfaction of the following conditions on and as of the Closing Date:

                  (A) (x) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties that are made as of a specific date, which representations shall be true and correct as of such particular date); (y) the covenants, agreements and obligations contained in this Agreement to be complied with or performed by Seller on or before the Closing shall have been complied with or performed in all material respects; and (z) Buyer shall have received a certificate of Seller to such effect, signed by a duly authorized officer thereof;

                  (B) The Seller shall have delivered or caused to be delivered all the documents described in Section 4(c) of this Agreement;

                  (C) The "Closing" under the Asset Purchase Agreement shall have occurred or shall occur simultaneously with the Closing; and

                  (D) Seller shall have, at its option, either (I) removed or caused the removal of, that certain de-commissioned used oil tank located in Building "B" of the solvent building on the Real Property and pictured in Exhibit F attached hereto (the "Oil Tank") or (II) arranged in a manner reasonably satisfactory to Buyer for the Oil Tank to be removed on or before July 31, 2005. If Seller elects to proceed according to clause (II) above, then Seller shall coordinate the removal of the Oil Tank with Buyer so that such removal occurs during a period when the Facility is shutdown or, if no shutdown is scheduled prior to July 31, 2005, so that such removal does not unreasonably interfere with Buyer's operations in the Facility. Buyer shall provide Seller, its employees and contractors with reasonable access to the Facility and the Oil Tank to conduct all activities related to the removal of the Oil Tank.


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            (ii) The obligation of Seller to convey the Real Property on the
            Closing Date shall be subject to the satisfaction of the following conditions on and as of the Closing Date:

                  (A) Buyer shall have complied with or performed in all material respects the covenants, agreements and obligations contained in this Agreement to be complied with or performed by Buyer on or before the Closing and Seller shall have received a certificate of Buyer to such effect, signed by a duly authorized officer thereof;

                  (B) Buyer shall have delivered or caused to be delivered all the documents described in Section 4(d) of this Agreement;

                  (C) Buyer shall have delivered to Seller the Purchase Price as provided in Section 4(d) of this Agreement; and

                  (D) The "Closing" under the Asset Purchase Agreement shall have occurred or shall occur simultaneously with the Closing.

5. Remedies. The sole remedy for any breach of this Agreement by either party, including, without limitation, a breach by Seller of its representations and warranties contained herein, shall be as set forth in the Asset Purchase Agreement. All disputes which relate to the parties' rights and obligations under this Agreement shall be resolved as set forth in Section 10.11 of the Asset Purchase Agreement.

6. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party; provided that either party may assign its rights (without any release of its obligations hereunder) to one or more of its Affiliates.

7. Property Damage Prior to Closing. In the event that, after the date hereof and prior to the Closing Date, there occurs any casualty damage to the Real Property or any taking by eminent domain or similar proceeding of any portion of the Real Property, then (i) any right of Buyer to terminate this Agreement or the Asset Purchase Agreement as a result thereof shall be governed solely by the terms and conditions of the Asset Purchase Agreement and (ii) at the Closing, provided that Buyer has not terminated this Agreement and the Asset Purchase Agreement as may be permitted in accordance with Section 7(i) hereof, Seller shall assign to Buyer any property insurance proceeds and/or eminent domain awards payable as a result of such casualty or taking and shall provide Buyer with a credit in an amount equal to the deductible amount, if any, in effect with respect to any such insurance proceeds. Seller shall not be obligated to repair or replace damaged improvements.

8. "As Is" Condition of Real Property. Subject to Seller's representations and warranties set forth in Section 10 hereof, the Real Property will be conveyed in an "AS IS, WHERE IS, WITH ALL FAULTS" condition existing as of the Closing Date. Seller makes no express or implied warranties as to the merchantability or fitness for a particular purpose or use of any improvements, or fixtures transferred hereunder.

9. Expenses. Seller shall pay (a) premiums for the Title Policy; (b) one-half (1/2) of all of the closing fees charged by the Title Company for the closing of this transaction; and (c) the cost of the Survey. Buyer shall pay (i) the cost of recording the deed and any mortgage or other documents related to any Buyer financing; (ii) all costs for title insurance coverage in excess of what is provided by the Title Policy; (iii) the cost of all endorsements, if any, to the Title Policy that Buyer desires; (iv) one-half (1/2) of all of the closing fees charged by the Title Company for the closing of this transaction; and (v) all title insurance premiums, endorsement costs and Title Company fees and expenses relating to any Buyer financing. Any state, county, local or municipal stamp or transfer tax shall be paid by the party upon whom such ordinance places responsibility. If such ordinance does not so place responsibility, the tax shall be shared equally by Buyer and Seller. Buyer and Seller shall each pay its own attorneys' and accountants' fees and costs in connection with this transaction.


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10. Representations and Warranties of Seller. Seller represents and warrants to
Buyer that the following statements are true and correct in all material respects as of the Effective Date:

      (a) The Real Property comprises all the land and premises occupied by Seller comprising the Facility.

      (b) Seller possesses good fee simple title to the Real Property free and clear of all Encumbrances, other than Permitted Encumbrances. Other than an oral lease for the operation of Cyprus Credit Union and its ATM(s), Seller has not leased to, or entered into any occupancy agreement with, any Person for any portion of the Real Property that will remain in effect after the Closing.

      (c) To Seller's knowledge (as defined in the Asset Purchase Agreement), Seller is in compliance in all material respects with all recorded covenants, conditions and restrictions.

      (d) To Seller's knowledge (as defined in the Asset Purchase Agreement), the present use of the Real Property is permitted under applicable zoning ordinances.

      (e) To Seller's knowledge (as defined in the Asset Purchase Agreement), since December 31, 2000, no development or construction work has been carried out on the Real Property which would require any consent under or by virtue of the relevant planning or building regulations or any other relevant legislation without such consent having been properly obtained and any conditions or restrictions imposed thereon have been fully observed and performed in all material respects.

      (f) There is reasonable access to and from the Real Property for the current uses of the Real Property as of the date of this Agreement.

      (g) Since December 31, 2003, Seller has not received any Order or written notice of proceedings from any Governmental Body with respect to the Real Property.

      (h) Seller has not entered into any material agreements with any water, sewerage or other utilities Governmental Body for the supply of water, sewerage or other facilities to or from the Real Property or mains or other equipment laying and has not deposited any moneys with any such Governmental Body as security therefor other than customary agreements and deposits.

      (i) Other than the space above the molding office area in the Facility, which space is not usable, to Seller's knowledge (as defined in the Asset Purchase Agreement), there is no material structural or other material defect in the buildings and structures on or comprising the Real Property, provided that Seller makes no representation or warranty of any nature whatsoever concerning the maximum load ratings of any floor in the Real Property.

      (j) Seller does not lease, as tenant, any Real Property in connection with the Facility.

      (k) All representations and warranties applicable to the Real Property and contained in the Asset Purchase Agreement are incorporated herein by reference.

      The representations and warranties of Seller and Buyer contained in this Agreement shall survive as set forth in Article 8 of the Asset Purchase Agreement.

11. Notice. All notices and other communications which are required or may be given hereunder shall be given in accordance with the terms of Section 10.7 of the Asset Purchase Agreement.

12. Entire Agreement. This Agreement, including the exhibits, and the other Transaction Documents embody the entire agreement and understanding between the parties pertaining to the subject matter hereof and thereof, and supersede all prior agreements, understandings, negotiations, representations and discussions, whether verbal or written, of the parties, pertaining to that subject matter. There are no promises, terms, conditions or obligations of the parties


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pertaining to that subject matter other than as contained in this Agreement and the other Transaction Documents. Notwithstanding the foregoing, the parties acknowledge that they have entered into other agreements pertaining to other subject matters, including the MCDA. All exhibits to this Agreement constitute an integral part of this Agreement as if fully written herein.

13. Modifications. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Any party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by that party of its or any other party's compliance with any representations or warranties or with any provisions of this Agreement. No waiver by any party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single agreement.

15. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16. Further Action After Closing. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the sale and purchase of the Real Property.

17. Time. Time is of the essence of this Agreement.

18. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of New York.

19. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

20. Taxes. Seller and Buyer agree that all state, county, city, school, ad valorem, and other local real property taxes and assessments, if any, relating to or assessed against the Real Property will be prorated as of the Closing Date, with Seller liable to the extent such taxes and assessments relate to any time period up to and including the Closing Date and Buyer liable to the extent such taxes and assessments relate to periods subsequent to the Closing Date. Seller agrees to furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 20. If the real property tax bill for the current tax year is not available by the Closing Date, the prorations shall be made on the basis of the most recent actual real property tax bill available and such proration shall be final.

21. Utilities. Seller shall attempt to have all providers of utilities for the Real Property read the meters on the Closing Date and issue a separate statement for Seller for all time prior to the Closing Date. In the event that any provider of utilities shall refuse to issue a separate statement, the applicable utility charges shall be prorated as of the Closing Date on the basis of the most recent actual utility bills available and such proration shall be final.

22. Termination. A termination under Article 9 of the Asset Purchase Agreement shall be deemed a termination under this Agreement.

23. Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

24. Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any Person or entity other than Seller and Buyer any right or remedy under or by reason of this Agreement.


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25. No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

26. Buyer's Covenants. Buyer shall comply with its obligations under Exhibit
2.10 of the Asset Purchase Agreement. Simultaneously with the recording of the Deed at Closing, Buyer and Seller shall execute and cause the recordation of an Encumbrance, in the form attached hereto as Exhibit E in the office of the County Recorder of the County in which the Real Property is located.

                            [SIGNATURE PAGE FOLLOWS]


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                      BUYER

                                       ICU Medical, Inc., a Delaware corporation

                                              By: /s/ George A. Lopez, M.D.
                                                  ------------------------------
                                                  Name: George A. Lopez, M.D.
                                                  Title: President & CEO


                                     SELLER

                                       Hospira, Inc., a Delaware corporation

                                              By: /s/ Christopher B. Begley
                                                  ------------------------------
                                                  Name: Christopher B. Begley
                                                  Title: Chief Executive Officer


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